U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Milton Jr.				John			D.
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   (Last)                            (First)              (Middle)

9707 Oak Hammock Trail
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                                    (Street)

Jacksonville				FL			32256
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Florida Rock Industries, Inc. (FRK)


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year

9/30/02
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5.   If Amendment, Date of Original (Month/Day/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

	Executive Vice President, Treasurer & CFO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                        2A.                      (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                          2.            Deemed        3.         -----------------------------   of Issuer's    (D) or    Indirect
1.                        Transaction   Transaction   Transaction                (A)             Fiscal Year    Indirect  Beneficial
Title of Security         Date          Date, if any   Code           Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)    (mm/dd/yy)    (Instr. 8)                 (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock											3,027.53	I	   (1)
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Common Stock											  143.97	D	   (2)
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
               2.                                                                                        Deriv-    of
               Conver-                         5.                             7.                         ative     Deriv-   11.
               sion             3A.            Number of                      Title and Amount           Secur-    ative    Nature
               or               Deemed         Derivative   6.                of Underlying     8.       ities     Secur-   of
               Exer-            Exe-           Securities   Date              Securities        Price    Bene-     ity:     In-
               cise     3.      cution         Acquired (A) Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price    Trans-  Date,  4.      or Disposed  Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of       action  if     Trans-  of (D)       (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-   Date    any    action  (Instr. 3,   ----------------            or      Secur-   of        direct   Owner-
Derivative     ative    (Month/ Month/ Code    4 and 5)     Date     Expira-            Number  ity      Year      (I)      ship
Security       Secur-   Day/    Day/   (Instr. ------------ Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)   Year)  8)      (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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



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Stock Option									Common
(Right to Buy) $32.10	12/05/01	A	12,500	    (3)	     12/05/11	Stock	12,500		 12,500	   D

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
Explanation of Responses:

(1) Shares held as beneficiary of the issuer's Employee Benefit Plan (401(k) Profit Sharing Plan) as of the most recent valuation date.
(2) Shares held as beneficiary of the issuer's Employee Stock Purchase Plan that are exempt from Section 16(b) pursuant to Rule 16(b)(3a).
(3) Shares exercisable in five equal annual installments beginning on first anniversary of grant date.



/s/ John D. Milton, Jr. 					11/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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